Exhibit 10.3
[Form for Group SVPs]
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT AMONG
ESB FINANCIAL CORPORATION, ESB BANK
AND
     This AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of the 21st day of November 2006, among ESB Financial Corporation (the “Corporation”), ESB Bank, a Pennsylvania chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and                      (the “Executive”). Any reference to the “Employers” shall mean both the Corporation and the Bank, and any reference to an “Employer” shall mean either the Corporation or the Bank, as the context requires.
WITNESSETH:
     WHEREAS, the Executive is presently an officer of the Employers, and the Executive and the Employers have previously entered into a change in control agreement dated                     , 200___(the “Prior Agreement”);
     WHEREAS, the Employers desire to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;
     WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers; and
     WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:
     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
     (a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of base salary and cash bonus paid to the Executive by the Employers or any subsidiary thereof during any of the three calendar years ending prior to the calendar year in which the Date of Termination occurs, provided that the highest base salary and the highest cash bonus may be paid in separate years.
     (b) Cause. Termination by the Employers of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered Awillful@ unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employers.
     (c) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.
     (d) Code. Code shall mean the Internal Revenue Code of 1986, as amended.
     (e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.
     (f) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.
     (g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change of Control based on:
     (i) Without the Executive’s express written consent, the assignment by the Employers to the Executive of any duties which are materially inconsistent with the Executive’s positions, duties, responsibilities and status with the Employers immediately prior to a Change in Control, or a material change in the Executive’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such responsibilities, titles or offices, except in connection with the termination of the

Executive’s employment for Cause, Disability or Retirement or as a result of the Executive’s death or by the Executive other than for Good Reason;
     (ii) Without the Executive’s express written consent, a reduction by the Employers in the Executive’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Executive; or
     (iii) The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successors as contemplated in Section 6 hereof.
     (h) IRS. IRS shall mean the Internal Revenue Service.
     (i) Notice of Termination. Any purported termination of the Executive’s employment by the Employers for Cause, Disability or Retirement or by the Executive for Good Reason shall be communicated by written ANotice of Termination@ to the other party hereto. For purposes of this Agreement, a ANotice of Termination@ shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.
     (j) Retirement. ARetirement@ shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.
     2. Benefits Upon Termination. If the Executive’s employment by the Employers shall be terminated within eighteen (18) months subsequent to a Change in Control by (i) the Employers other than for Cause, Retirement or as a result of the Executive’s death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3 hereof, if applicable:
     (a) pay to the Executive, in a lump sum as of the Date of Termination, a cash amount equal to 2.99 times the Executive’s Annual Compensation; and
     (b) maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (b) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination. If the provision of any of the benefits covered by this Section 2(b) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.
     (c) The payments to the Executive hereunder shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer, and no payments shall be duplicated.
     3. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 2 being non-deductible to either of the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 2 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent tax counsel selected by the Employers and paid for by the Employers. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 2 hereof, or a reduction in the payments and benefits specified in Section 2 below zero.
     4. Mitigation; Exclusivity of Benefits.
     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 2(b) above.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.
     5. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.
     6. Assignability. The Employers may assign this Agreement and their rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	ESB Financial Corporation and ESB Bank
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117

To the Executive:
At the address last appearing on the
personnel records of the Employers
     8. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.
     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

     10. Nature of Employment and Obligations.
     (a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.
     (b) Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.
     11. Term of Agreement. This Agreement shall terminate three (3) years after December 1, 2006; provided that on or prior to December 1, 2007 and each subsequent December 1st, the Boards of Directors of the Employers shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) renewal of the term of this Agreement for an additional one (1) year, and the term of this Agreement shall be so extended as of such December 1st unless the Boards of Directors of the Employers do not approve such renewal and provide written notice to the Executive, or the Executive gives written notice to the Employers, at least thirty (30) days prior to such December 1st, of such party’s or parties’ election not to extend the term beyond its then scheduled expiration date; and provided further that, notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control.
     12. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     15. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.
     16. Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. '563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement.

     (a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers’ affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (AFDIA@)(12 U.S.C. ''1818(e)(3) and 1818(g)(1)), the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of their obligations which were suspended.
     (b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. ''1818(e)(4) and (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.
     (c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. '1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.
     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. '563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the OTS, or his/her designee, at the time the Federal Deposit Insurance Corporation (AFDIC@) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. '1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.
     17. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement between the Employers and the Executive, are hereby superseded and shall have no force or effect.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	ESB FINANCIAL CORPORATION

By:

Charlotte A. Zuschlag
President and Chief Executive Officer

Attest:	ESB BANK

By:

Charlotte A. Zuschlag
President and Chief Executive Officer

Attest:

By: